As filed with the Securities and Exchange Commission on May 10, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-0247840 (I.R.S. Employer Identification No.)
123 Main Street Bristol, Connecticut (Address of principal executive offices)	06011 (Zip Code)

Barnes Group Inc. Stock and Incentive Award Plan
(Full title of the plan)

SIGNE S. GATES
Senior Vice President, General Counsel and Secretary
Barnes Group Inc.
123 Main Street
Bristol, CT 06011
(Name and address of agent for service)

(860) 583-7070
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.01 par value (1)(2)	950,000	$26.88 (3)	$25,536,000 (3)	$3,236

     (1)  This registration statement also pertains to preferred stock purchase rights ("Rights") of Barnes Group Inc. Until the occurrence of certain prescribed events, the Rights are not exercisable, will be evidenced by the certificates for the Common Stock and will be transferred along with and only with the Common Stock.

     (2)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of interests related to the Common Stock to be issued under the Barnes Group Stock Incentive and Award Plan, all of which are generally non-transferable, including stock equivalents and, pursuant to Rule 416(b), this registration statement also covers an indeterminate number of additional shares of Common Stock that may be offered or issued pursuant to such plan as a result of stock splits, stock dividends or similar transactions.

     (3)  Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and (h)(1), on the basis of the average of the high and low reported sales price of the Common Stock on the New York Stock Exchange--Composite Tape on May 6, 2004.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of General Instruction E to Form S-8, as amended, and relates to 950,000 shares of Common Stock, $.01 par value, of Barnes Group Inc. which have been reserved for issuance under the Barnes Group Inc. Stock and Incentive Award Plan (the "Plan"). A total of 4,500,000 shares reserved for issuance under the 1991 Barnes Group Stock Incentive Plan and 3,450,000 shares reserved for issuance under the Barnes Group Inc. Employee Stock and Ownership Plan (the "Prior Plans") have previously been registered pursuant to registration statements on Form S-8 numbered 33-91758, 333-27339, 333-41398 and 333-88518 (as amended, the "Prior Registration Statements"). Shares available for grants of awards under the Prior Plans not used as of April 14, 2004, as well as shares that become available after April 14, 2004 under the terms of the Prior Plans, including shares subject to awards which are forfeited, settle for cash, expire or otherwise terminate without issuance of the shares, shall be available for issuance under the Plan. The contents of the Prior Registration Statements are incorporated by reference into this Registration Statement and amended and restated by the contents of Parts I and II hereof.

PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

            The following documents previously filed (File No. 1-4801) by Barnes Group Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

1.	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;
2.	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;
3.	The Registrant's Current Reports on Form 8-K filed with the Commission on February 13, 2004 and April 14, 2004;
4.

The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 10 filed on August 21, 1963, including any amendment or report filed for the purpose of updating such description; and

5.

The description of the Registrant's preferred stock purchase rights contained in the Registrant's Registration Statement on Form 8-A filed on December 20, 1996, as amended by Form 8-A/A filed on March 18, 1999, and including any further amendment or report filed for the purpose of updating such description.

            All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents (such documents and the documents enumerated above being hereinafter referred to as "Incorporated Documents"); provided however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Registrant's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Reports.

            Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

            The securities to be offered are registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

            Not applicable.

Item 6. Indemnification of Directors and Officers.

            Article IV of the Registrant's By-laws states that the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent permitted by the laws of the State of Delaware. The Registrant has also entered into an indemnification agreement with each of its directors and executive officers. Such agreement provides that the Registrant shall indemnify, and advance expenses, to the indemnified person to the fullest extent permitted by applicable law in effect on the date of such agreement and to such greater extent as thereafter permitted by law. The agreement is governed by Delaware law. Such rights to indemnification and expense advancement are provided when the indemnified person is, or is threatened to be made, a party to certain proceedings or is a witness in such proceedings because of his or her role as a director or officer of the Registrant. The indemnification agreement remains in effect for 10 years after the indemnified person ceases to be an officer or director of the Registrant, or until final termination of all proceedings in which he or she is protected under the agreement, whichever is later.

            Section 145 of the Delaware General Corporation Law provides, in general, for the indemnification of any director or officer who was, is, or is threatened to be made a party in any action, suit or proceeding (other than an action by or in the right of the Registrant). In general, each director and officer is indemnified against losses by reason of his or her being an officer or director of the registrant provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The directors and officers of the registrant are covered by a policy of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers, including actions, suits or proceedings arising out of any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty. The Registrant is similarly insured, under such policy, with respect to certain payments it might be required to make to its directors or officers in accordance with applicable law and its By-law provisions relating to indemnification.

            Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, stock purchases or redemptions of shares, or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Restated Certificate of Incorporation includes such a provision.

Item 7. Exemption from Registration Claimed.

            Not applicable.

Item 8. Exhibits.

            The Exhibits required by Item 601 of Regulation S-K are filed as Exhibits to this registration statement and indexed at page 9 of this registration statement.

Item 9. Undertakings.

            (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Connecticut, on May 10, 2004.

BARNES GROUP INC.

By:	/s/ John R. Arrington

John R. Arrington
Senior Vice President, Human Resources

SIGNATURES AND POWER OF ATTORNEY

           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes William C. Denninger and Signe S. Gates and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the person(s) so acting deems appropriate, and appoint each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ Edmund M. Carpenter	President and Chief Executive Officer (the principal executive officer) and Director	May 10, 2004

Edmund M. Carpenter

/s/ William C. Denninger	Senior Vice President, Finance and Chief Financial Officer (the principal financial officer)	May 10, 2004

William C. Denninger

/s/ Francis C. Boyle, Jr.	Vice President, Controller (the principal accounting officer)	May 10, 2004

Francis C. Boyle, Jr.

/s/ John W. Alden	Director	May 10, 2004

John W. Alden

/s/ Thomas O. Barnes	Director	May 10, 2004

Thomas O. Barnes

/s/ Gary G. Benanav	Director	May 10, 2004

Gary G. Benanav

/s/ William S. Bristow, Jr.	Director	May 10, 2004

William S. Bristow, Jr.

/s/ George T. Carpenter	Director	May 10, 2004

George T. Carpenter

/s/ Donald W. Griffin	Director	May 10, 2004

Donald W. Griffin

/s/ Frank E. Grzelecki	Director	May 10, 2004

Frank E. Grzelecki

/s/ Mylle H. Mangum	Director	May 10, 2004

Mylle H. Mangum

/s/ G. Jackson Ratcliffe, Jr.	Director	May 10, 2004

G. Jackson Ratcliffe, Jr.

INDEX TO EXHIBITS

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers, LLP, Independent Auditors
24.1	Power of Attorney (included in signature page of this registration statement).